Form 10KSB/A, Exhibit 13
period 1996-12-31
UTAH RESOURCES INTERNATIONAL INC
filed 1997-11-13
CIK 353793

                                UTAH RESOURCES
                             INTERNATIONAL, INC.

               CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

                      UTAH RESOURCES INTERNATIONAL, INC.
                               AND SUBSIDIARIES

                      CONSOLIDATED FINANCIAL STATEMENTS




                                   CONTENTS



                                                            PAGE
                                                            ----
                Independent Auditors' Report                 F-1

                Consolidated balance sheet,
                December 31, 1996                            F-2

                Consolidated statement of operations for
                the years ended December 31, 1996 and 1995   F-3

                Consolidated statement of stockholders'
                equity for the years ended December 31,
                1996 and 1995                                F-4

                Consolidated statement of cash flows for
                the years ended December 31, 1996 and 1995   F-5

                Notes to consolidated financial statements   F-8

                Consolidated schedule of supplemental
                information on oil and gas operations        F-19

[TANNER + CO. LETTERHEAD]


                                                  INDEPENDENT AUDITORS' REPORT








TO THE BOARD OF DIRECTORS OF
UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES


We have audited the accompanying consolidated balance sheet of UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES at December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES as of December 31, 1996 and the results of their operations and their cash flows for the two years ended December 31, 1996, in conformity with generally accepted accounting principles.


Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in the Schedule of Supplementary Information on oil and gas operations is presented for the purposes of additional analysis and is not a required part of the basic financial statements. Such information, except for that portion marked "unaudited," on which we express no opinion, has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                              /s/ TANNER + CO.

Salt Lake City, Utah
April 4, 1997
                                                                             F-1

[LOGO]
--------------------------------------------------------------------------------
                             UTAH RESOURCES INTERNATIONAL INC., AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEET
                                                               DECEMBER 31, 1996
--------------------------------------------------------------------------------




          ASSETS
          ------
Cash and cash equivalents                                           $   517,858
Accounts receivable from related parties                                262,668
Notes receivable                                                        140,672

Property and equipment, net of accumulated depreciation
 and amortization of $43,408                                             26,019

Real estate held for resale                                             876,088
Royalty interest in petroleum and mineral production, net
 of amortization of $44,382                                               5,828

Other assets                                                            137,011
                                                                    -----------
                                                                    $ 1,966,144
                                                                    ===========
-------------------------------------------------------------------------------
     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
Accounts payable                                                    $   252,464
Accrued expenses                                                        546,070
Earnest money deposits                                                   36,000
Notes payable                                                           291,110
                                                                    -----------

     Total liabilities                                                1,125,644
                                                                    -----------

Minority interest                                                       110,903

Commitment and contingencies                                                  -

Stockholders' equity:
  Common stock; par value $.10 per share, 5,000,000
  shares authorized, 2,522,808 shares issued and outstanding            252,281
  Additional paid-in capital                                          4,431,232
  Note receivable from stock sale                                    (3,633,159)
  Retained deficit                                                     (320,757)
                                                                    -----------
     Total stockholders' equity                                         729,597
                                                                    -----------
                                                                    $ 1,966,144
                                                                    ===========




-------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                 F-2


[LOGO]
--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------

                                                            1996         1995
                                                        ------------------------
Sales                                                   $   451,406  $  587,663
Cost of sales                                               139,175     156,250
                                                        ------------------------
     Gross profit                                           312,231     431,413

General and administrative expenses                       1,530,288   1,045,854
                                                        ------------------------
     Loss from operations                                (1,218,057)   (614,441)
                                                        ------------------------
Other income (expense):
  Royalty income                                            153,051      61,006
  Interest and dividend income                              156,895     102,794
  Interest expense                                          (86,405)    (51,279)
  Other income (expense)                                     (8,772)     35,906
                                                        ------------------------

     Total other income (expense)                           214,769     148,427
                                                        ------------------------

Loss before minority interest and provision
 for income taxes                                        (1,003,288)   (466,014)

Minority interest in net loss of subsidiaries                23,385      26,988
                                                        ------------------------

Loss before provision for income taxes and
 discontinued operations                                   (979,903)   (439,026)

Income tax benefit                                           54,000     179,000
                                                        ------------------------

Loss from continuing operations                            (925,903)   (260,026)

Discontinued operations:
  (Loss) income from discontinued operations net of
   income taxes of $-0- and $48,000                         (19,365)     93,407
  Income (loss) from disposal of discontinued operations
   net of income taxes benefit of $-0- and $247,000          93,066    (583,000)
                                                        ------------------------

     Total discontinued operations                           73,701    (489,593)
                                                        ------------------------

     Net loss                                           $  (852,202) $ (749,619)
                                                        ========================

     Loss per share - continued operations                    (0.45)      (0.16)
     Income (loss) per share - discontinued operation          0.04       (0.30)
                                                        ------------------------

       Total loss per share                             $     (0.41) $    (0.46)
                                                        ========================

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                 F-3

[LOGO]
--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                          YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------


                                                                 NOTES
                         COMMON SHARES            ADDITIONAL   RECEIVABLE
                      --------------------         PAID-IN     FROM STOCK        RETAINED
                       SHARES       AMOUNT         CAPITAL       SALES           EARNINGS
                      --------------------------------------------------------------------
Balance,
January 1, 1995        1,284,027   $ 128,403    $  127,174  $         -       $ 1,409,527

Common stock issued
to purchase subsidiary
valued at book value of
subsidiary               590,000      59,000       196,503            -                 -

Common stock issued
for services in
acquisition of
subsidiary                76,000       7,600        25,080            -                 -

Repurchase of stock
through land issuance   (102,429)    (10,243)            -            -                 -

Common stock issued
in settlement of dispute   3,600         360             -            -                 -

Dividends                      -           -             -            -          (128,463)

Net loss                       -           -             -            -          (749,619)
                      --------------------------------------------------------------------
Balance,
December 31, 1995      1,851,198     185,120       348,757            -           531,445

Common stock retired
through split-off of
subsidiary              (590,000)    (59,000)       59,000            -                 -

Repurchase of
common stock             (40,552)     (4,055)     (131,794)           -                 -

Common stock issued
for:
 Cash and note
  receivable           1,275,912     127,591     4,146,714   (3,633,159)                -
 Accounts payable         26,250       2,625         8,555            -                 -

Net loss                       -           -             -            -          (852,202)
                       --------------------------------------------------------------------
Balance,
December 31, 1996      2,522,808    $252,281    $4,431,232  $(3,633,159)      $  (320,757)
                       ===================================================================


--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                 F-4

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENT OF CASH FLOWS

                                                        YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------



                                                              1996        1995
                                                            ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                   $(852,202)  $(749,619)
 Add loss from discontinued operations                         19,365     (93,407)
 Loss (gain) from disposition of discontinued operation       (93,066)    583,000
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
   Depreciation and amortization                               12,567      12,349
   Minority interest in net income of subsidiaries            (23,385)    (26,988)
   Loss (gain) on disposition of assets                         1,221      (3,106)
   Bad debt expense                                                 -      10,899
   Common stock issued for services                                 -      33,040
   (Increase) decrease in:
    Accounts receivable                                       109,954    (118,310)
    Other assets                                              (32,935)       (775)
    Real estate held for resale                                87,834    (237,850)
    Income tax receivable                                     212,328    (212,529)
   (Decrease) increase in:
    Accounts payable                                          (23,982)    115,912
    Accrued expenses                                          153,787      21,143
    Deferred income tax                                             -    (300,000)
                                                            ---------   ---------
    Net cash used in
     continued operations                                    (428,514)   (966,241)
    Net cash provided by (used in)
     discontinued operations                                  136,993    (104,846)
                                                            ---------   ---------
      Net cash used in operating activities                  (291,521) (1,071,087)
                                                            ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from disposition of assets                              500      18,140
 Payments on notes receivable                                 189,367     137,348
 Purchase of property and equipment                                 -      (2,690)
 Increase in notes receivable                                (151,050)   (112,137)
 Decrease in minority interest                                (17,825)     (4,020)
                                                            ---------   ---------
 Cash from investing activities - continuing operations        20,992      36,641
 Cash for investing activities - discontinued operations          (38)     76,839
                                                            ---------   ---------
      Net cash provided by investing activities                20,954     113,480
                                                            ---------   ---------


--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                 F-5

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                       CONTINUED
--------------------------------------------------------------------------------




                                                              Years Ended
                                                              December 31,
                                                           ---------------------
                                                             1996        1995
                                                           ---------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments of dividends                                            -     (128,463)
 Payments on notes payable                                 (419,449)     (90,129)
 Issuance of common stock                                   641,146            -
 Retirement of common stock                                (135,849)           -
                                                          ---------   ----------
 Cash from financing activities - continued operations       85,848     (218,592)
 Cash for financing activities - discontinued operations    (63,254)    (196,765)
                                                          ---------   ----------
   Net cash provided by (used in)
   financing activities                                      22,594     (415,357)
                                                          ---------   ----------
Decrease in cash                                           (247,973)  (1,372,964)
Cash and cash equivalents, beginning of year                765,831    2,138,795
                                                          ---------   ----------
Cash and cash equivalents, end of year                     $517,858     $765,831
                                                          =========   ==========

1996

The Company issued 1,275,912 shares of stock in exchange for cash and a note receivable in the amount of $3,633,159.

The Company issued 26,250 shares of stock as payment of a liability in the amount of $11,180.

The Company redeemed and retired 590,000 shares of stock in conjunction with the split-off of Midwest Railroad at no value.

1995

The Company purchased the assets of another company for common stock valued at $255,503.

The Company financed the purchase of equipment with debt in the amount of $28,278.

The Company purchased and retired 102,429 shares of common stock through the issuance of 10.6 acres of land under the terms of a prior year agreement.

The Company disposed of debt in the amount of $3,933, which was assumed in the sale of land for which the Company received a note receivable.

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                 F-6

[LOGO]
--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                       CONTINUED
--------------------------------------------------------------------------------




SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:



                                          1996           1995
                                      ---------------------------
             Interest                 $  51,301       $  62,427
                                      ===========================
             Income taxes             $       -       $       -
                                      ===========================




--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.                 F-7


[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                          YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

1. SUMMARY OF      BUSINESS
   SIGNIFICANT     Utah Resources International, Inc., and consolidated
   ACCOUNTING      entities (the Company) is engaged primarily in the
   POLICIES        development of real estate including the sale of developed and undeveloped real estate. The Company's assets are located in the Rocky Mountain West.


                   PRINCIPLES OF CONSOLIDATION
                   The consolidated financial statements include the financial statements of Utah Resources, Inc., Tonaquint Inc. and a number of limited partnerships of which the Company has ownership in excess of 50 percent and has management responsibility. All material intercompany transactions and balances have been eliminated in consolidation of the Companies and partnerships.

                   The Company is both a general and limited partner in the following limited partnerships.

                                                                    PERCENT
                      PARTNERSHIP                                    OWNED
                      -----------                                   -------
                      Country Club Partnership                       84.04%
                      URI-MGO Partnership                            70.00%
                      Southgate Palms Ltd. Partnership              100.00%
                      Southgate Plaza Ltd. Partnership               52.50%
                      Southgate Resort Partnership                  100.00%
                      Resources Limited Partnership                  83.63%
                      Tonaquint Indian Hills Partnership             75.86%
                      Service Station Partnership                    79.00%

                   Discontinued operations include Midwest Railroad Construction and Maintenance Corporation (Midwest) from June 13, 1995 ( date of acquisition) through March 31, 1996 (date of disposition). The Company disposed of Midwest effective March 31, 1996, see notes 7 and 8. Discontinued operations in 1995 also included those of a Service Station which was closed in 1993.


                   METHOD OF RECOGNITION OF INCOME
                        Real Estate
                        -----------
                        Profits on sale of developed lots, developed land and raw land are recognized in accordance with standards established for the real estate industry which generally provide for deferral of all or part of the profit on a sale if the buyer does not meet certain down payment requirements or certain other tests of the buyer's financial commitment to the purchase, or the seller is required to perform significant obligations subsequent to the sale.

                        Cost of sales include a pro rata portion of acquisition and development costs (including estimated costs to complete) along with sales commissions, closing costs and other costs specifically related to the sale.








--------------------------------------------------------------------------------
                                                                             F-8

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

1. SUMMARY OF      METHOD OF RECOGNITION OF INCOME
   SIGNIFICANT        Other
   ACCOUNTING         -----
   POLICIES           Royalty income is recognized when received.  The
   CONTINUED          Company has overriding mineral and oil and gas royalty
                      interests and thus exercises no control over the activities of the royalty payers and is notified of the amounts or royalties due when the cash is received.

                      The Company follows the full-cost accounting method of capitalizing all exploration and development costs including nonproductive drilling expenses, lease abandonments, and other related costs. Under this method of accounting, no gains or losses are recognized from the sale or disposition of properties with insignificant proved oil and gas reserves. If capitalized costs exceed the present value of future net operations, the excess is charged to expense.

                   PROPERTY AND EQUIPMENT
                   Property and equipment is carried at cost. Depreciation is computed using the straight-line method based upon the following useful lives:

                          Building                              15-30 years
                          Furniture and equipment                3-10 years

                   REAL ESTATE HELD FOR RESALE
                   Real estate held for resale includes developed lots, land under development and raw land. Real estate held for resale is carried at the lower of cost or market. The cost of development of building lots includes the land and the related costs of development (planning, survey, engineering and other) which are capitalized. The cost of interest and property taxes are expensed.

                   ROYALTY INTEREST IN PETROLEUM AND MINERAL PRODUCTION
                   The cost of identifiable intangible assets, consisting of royalties, is being amortized on a straight-line basis over the expected productive life of the asset of 15 years.

                   INCOME TAXES
                   Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial statement and tax reporting purposes. The differences are primarily a result of differing methods of accounting for land sales and depreciation of property and equipment.

                   EARNINGS PER SHARE
                   The weighted average of outstanding common shares is approximately 2,072,105 shares and 1,619,000 shares for the years ended December 31, 1996 and 1995, respectively. Common stock equivalents have not been included as the exercise price is in excess of the market price and the amounts are antidilutive.





--------------------------------------------------------------------------------
                                                                             F-9

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

1. SUMMARY OF      STATEMENT OF CASH FLOWS
   SIGNIFICANT     For purposes of the statement of cash flows, the
   ACCOUNTING      Company considers all highly liquid debt instruments
   POLICIES        purchased with a maturity of three months or less to be cash
   CONTINUED       equivalents.

                   CONCENTRATION OF CREDIT RISK
                   Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers.
                   Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

                   The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2. ACCOUNTS        Accounts receivable at December 31, 1996, include
   RECEIVABLE      $120,086 which is due from an entity which has some
   FROM RELATED    shareholders in common with the Company and $142,582 which
   PARTIES         is due from various related partnerships.







--------------------------------------------------------------------------------
                                                                            F-10

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

3. NOTES           The Company has the following notes receivable at
   RECEIVABLE      December 31, 1996:

                      Note receivable from an individual with interest
                      at 9%, secured by real estate and due when real
                      estate is sold                                   $131,642

                      Note receivable from a company due in 1997 with
                      interest at 8.5%                                    9,030
                                                                       --------
                                                                       $140,672
                                                                       ========

                   Future maturities of notes receivable are as follows:

                            YEAR                                        AMOUNT
                            ----                                       --------
                            1997                                       $  9,030
                            1998                                        131,642
                                                                       --------
                            Total                                      $140,672
                                                                       ========


4. REAL ESTATE     Real estate held for resale consists of the following
   HELD FOR        real estate located in the St. George, Utah area at December
   RESALE          31, 1996:

                   RAW LAND AND PARTIALLY DEVELOPED LAND
                   The Company has approximately 410 acres of real estate of which approximately 390 acres is currently planned for single family dwelling lots, commercial development and multiple housing. The aggregate cost of the raw land and partially developed land is $766,987.

                   Property related to the Service Station, which is held for resale, amounts to $109,101. Also, included in other assets is $92,773 of assets relating to the Service Station.



--------------------------------------------------------------------------------
                                                                           F-11

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

5. ACCRUED         Accrued expenses at December 31, 1996 consist of the
   EXPENSES        following:

                      Deficit in investment in partnerships             $225,661
                      Accrued interest                                   120,358
                      Unearned interest received                          98,869
                      Accrued costs for clean up                          50,533
                      Accrued payroll and payroll taxes                    7,978
                      Other accrued expenses                              42,671
                                                                        --------

                             Total                                      $546,070
                                                                        ========

6. NOTES           The Company has the following notes payable at December
   PAYABLE         31, 1996:

                      Notes payable to a shareholder of the Company
                      with interest rates ranging from 7.5% to 9.5%     $110,932

                      Notes payable to a governmental entity requiring
                      annual payments of approximately $15,000 plus
                      interest at 5.94%, secured by real estate           91,551

                      Note payable to entity requiring annual payments
                      of $10,386 including interest at 9%, secured by
                      real estate                                         67,282

                      Note payable to a financial institution requiring
                      monthly payments of $491 including interest at
                      10.5%, secured by a vehicle                         20,074

                      Other                                                1,271
                                                                        --------

                      Total                                             $291,110
                                                                        ========







--------------------------------------------------------------------------------
                                                                           F-12

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

6. NOTES           Future maturities of notes payable are as follows:
   PAYABLE
   CONTINUED              YEAR                                      AMOUNT
                          ----                                     --------

                          1997                                     $142,219
                          1998                                       25,490
                          1999                                       25,992
                          2000                                       27,057
                          2001                                       23,481
                          Thereafter                                 46,871
                                                                   --------

                                                                   $291,110
                                                                   ========


                   None of the Company's debt instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1996, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.


7. INVESTMENT      Effective June 13, 1995, the Company acquired 100%
   IN MIDWEST      ownership of Midwest through the issuance of 590,000 shares of the Company's common stock for all of the outstanding
                   stock of Midwest.  The   acquisition was accounted for as a
                   purchase. The fair market value of the Midwest assets and liabilities approximated the historical cost of the assets and liabilities and no goodwill was therefore recorded. The net equity of Midwest at the date of acquisition was $255,503.

                   Effective March 31, 1996, the Company spun off Midwest to its former owner. The Company returned to the former Midwest owner all of the common stock of Midwest and in return received 590,000 shares of its restricted common stock and agreed to forgive net cash advances made to Midwest over the ownership period. The return of the 590,000 shares of common stock to the Company was recorded at no value as the Company exchanged its ownership in Midwest for the return of the shares of the Company. The 1995 financial statements reflect a pretax write down of approximately $752,000 for its investment in Midwest to its estimated realizable value. The write down in 1995, was a result of the forgiveness of approximately $384,000 of intercompany debt from 1995 and the write-off of the approximate $368,000 of Midwest investment at December 31, 1995.

--------------------------------------------------------------------------------
                                                                           F-13

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

7. INVESTMENT      In 1996, the aggregate loss on the disposal of Midwest was
   IN MIDWEST      reduced by $93,066 due primarily to the offsetting of
   CONTINUED       certain costs against the advances made to Midwest incurred on behalf of Midwest.

                   For the three months ended March 31, 1996, Midwest had loss of $19,365 resulting in a net gain on disposition in 1996 of $73,701. The Company realized an aggregate total loss of $659,934 on the disposal of Midwest.


8. DISCONTINUED    Condensed financial information for Midwest, which was
   OPERATIONS      discontinued, is as follows for the periods June 13, 1995
                   (date of acquisition) through December 31, 1995 and January
                   1, 1996 through March 31, 1996 (date of disposition).

                                                                June 13, 1995
                                           January 1, 1996        (Date of
                                           through March 31,     Acquisition)
                                             1996 (Date of        Through
                                             Disposition)     December 31, 1995
                                           ------------------------------------
                      Revenues                $2,690,730           $5,598,542

                      Costs and expenses       2,710,095            5,457,135
                                              -------------------------------
                      Net (loss)  income
                      before income tax          (19,365)             141,407

                      Income tax expense              -                48,000
                                              -------------------------------

                      Net income (loss)       $  (19,365)          $   93,407
                                              ===============================










--------------------------------------------------------------------------------
                                                                           F-14

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

9. INCOME          The benefit for income taxes is as follows:
   TAXES
                   Continuing Operations
                   ---------------------

                                                           1996        1995
                                                         -------------------
                      Current                            $ 54,000   $106,000
                      Deferred                                 -      73,000
                                                         -------------------

                         Total continuing operations     $ 54,000   $179,000
                                                         ===================

                   Discontinued Operations
                   -----------------------

                                                           1996        1995
                                                         -------------------
                      Current                            $     -   $      -
                      Deferred                                 -     227,000
                                                         -------------------

                         Total continuing operations     $     -   $ 227,000
                                                         ===================

                   The benefit for income taxes differs from the amount computed at the federal statutory rate as follows:

                   Continuing Operations
                   ---------------------

                                                           1996        1995
                                                         -------------------
                      Income tax benefit at federal
                        statutory rates                  $333,000   $158,000
                      State income taxes                   49,000     23,000
                      Valuation allowance                (328,000)        -
                      Other                                    -      (2,000)
                                                         -------------------

                         Total current income taxes      $ 54,000   $179,000
                                                         ===================




--------------------------------------------------------------------------------
                                                                           F-15

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

9. INCOME          Discontinued Operations
   TAXES           -----------------------
   CONTINUED

                                                         1996            1995
                                                       -----------------------
                      Income tax (expense) benefit
                      at federal statutory rates       $ (11,000)     $227,000
                      State income taxes                  (4,000)       20,000
                      Other                               15,000       (20,000)
                                                       -----------------------

                         Total                         $      -       $227,000
                                                       =======================

                   Deferred income taxes have been established to reflect timing differences between financial reporting and income tax purposes. The primary differences are as follows:

                                                         1996            1995
                                                       -----------------------
                      Condemnation sales               $      -       $300,000
                      Discontinued operations                 -       (227,000)
                      Net operating loss carryforward   (328,000)      (73,000)
                      Valuation allowance                328,000            -
                                                       -----------------------

                         Total                         $      -       $     -
                                                       =======================

                   The Company has a net operating loss carryforward of approximately $952,000, which expires in 2011. The benefit of the net operating loss (NOL) carryforwards available to offset future taxes will be limited by the tax laws in effect at the time such NOL's can be utilized. Significant changes in the ownership of the Company or tax laws could limit the amount of NOL benefit.





--------------------------------------------------------------------------------
                                                                           F-16

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

10. STOCK          The Company has a promissory note receivable at
    SUBSCRIPTION   December 31, 1996 in the amount of $3,633,159.  The note
    RECEIVABLE     bears interest at the short-term  Federal Internal Revenue
                   Service rate (6.77% at December 31, 1996). Interest is due annually in July of each year with the principal balance due
                   August 1, 2001. The note is second by 1,285,912 shares of the Company's common stock.


11. CONTINGENCIES  The Company is aware of certain unasserted claims which could result in claims in excess of amounts accrued in the financial statements. Management believes that any such claim, if asserted, will not result in any adverse effect on the financial position of the Company.

                   The Company is in the process of remediation of the service station property. It is not known if any additional costs over what the Company has accrued will be needed to complete the remediation.

                   The Company, in connection with the execution of the stock purchase agreement, agreed to enter into an employment agreement with the majority shareholder of the Company with a salary not to exceed $200,000 per year. The agreement has not been entered into and no accrual has been made for the salary at December 31, 1996.


12. COMMITMENTS    The Company leases its office facility under a year
                   lease requiring monthly payments of $500 which expires in 1997. Lease expense was $10,230 in 1996.


13. SIGNIFICANT    The Company had land sales of $106,000 and $152,000 to
    CUSTOMERS      a significant customer in 1996 and 1995, respectively:


14. STOCK OPTION   In 1994, the Company established a stock option plan
    PLAN           wherein the five directors and the Company's president were each granted options to acquire 25,000 shares of the Company's stock at $2.50 per share. The options vest as follows: 9,000 shares at the option date and 8,000 shares in 1995 and 8,000 shares in 1996.



--------------------------------------------------------------------------------
                                                                           F-17

[LOGO]

--------------------------------------------------------------------------------
                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                       CONTINUED

--------------------------------------------------------------------------------

15. SUBSEQUENT     The Company filed with the Securities and Exchange
    EVENT          Commission in February 1997, documents to have the
                   shareholders of the Company consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding stock on the basis that each 1,000 shares of common stock then outstanding will be converted into one share, at $3.35 per share prereverse-split price, with fractional shareholders given the option to either receive cash in lieu of their resulting fractional share of purchase additional fractional shares to round up to one whole share following the reverse split.
















--------------------------------------------------------------------------------
                                                                           F-18

             UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
 CONSOLIDATED SCHEDULE OF SUPPLEMENTARY INFORMATION ON OIL AND GAS OPERATIONS

-------------------------------------------------------------------------------

The information on the Company's oil and gas operations as shown in this schedule is based on the full-cost method of accounting and is presented in conformity with the disclosure requirements of Statement of Financial Accounting Standards NO. 69 "Disclosures about Oil and Gas Producing Activities."

              COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION,
                    EXPLORATION AND DEVELOPMENT ACTIVITIES


                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
Acquisition of proved properties                                   $          -
                                                                   ============

Exploration and affiliate costs                                    $          -
                                                                   ============

Development costs                                                  $          -
                                                                   ============

                RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES


                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
Royalty income                                                     $    153,051

Production costs                                                              -
Exploration costs                                                             -
Depreciation, depletion, amoritization, and valuation provisions         (3,348)
                                                                   ------------
Results of operations from producing activities before taxes            149,703

Income tax expense                                                      (51,000)
                                                                   ------------
Results of operations from producing activities (excluding
  corporate overhead and interest costs)                           $     98,703

                                                                   ============



-------------------------------------------------------------------------------
                                                                           F-19

                            UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                             CONSOLIDATED SCHEDULE OF SUPPLEMENTARY INFORMATION
                                                                      CONTINUED
-------------------------------------------------------------------------------

        CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES


                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
Proved oil and gas properties                                      $     50,210
Accumulated depreciation, depletion, amortization and
  valuation allowances                                             $    (44,382)
                                                                   ------------
     Net capitalized costs                                         $      5,828
                                                                   ============

                 ESTIMATED QUANTITIES OF RESERVES (UNAUDITED)

The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon estimates prepared by American Energy Advisors, Inc., petroleum engineers. Such estimates are inherently imprecise and may be subject to substantial revisions.

All quantities shown in the table are proved developed reserves and are located within the United States.

                                                               YEAR ENDED
                                                            DECEMBER 31, 1996
                                                           -------------------
                                                            BARRELS      MCF
                                                           -------------------
Proved oil and gas reserves:
     Balance at beginning of year                          $ 51,000   $488,000
     Revisions of previous estimates                              -    (40,000)
     Improved recovery and acquisition of minerals in place       -          -
     Extensions and discoveries                                   -          -
     Production                                              (6,000)   (11,000)
                                                           -------------------
Balance at end of year                                     $ 45,000   $437,000
                                                           ===================


--------------------------------------------------------------------------------
                                                                           F-20

                           UTAH RESOURCES INTERNATIONAL, INC., AND SUBSIDIARIES
                             CONSOLIDATED SCHEDULE OF SUPPLEMENTARY INFORMATION
                                                                      CONTINUED
-------------------------------------------------------------------------------

           STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
             RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)


                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
Future cash in flows                                               $  1,830,000
Future production and development costs                                 (70,000)
Future income tax expenses                                             (598,000)
                                                                   ------------
Future net cash flows                                                 1,162,000

10% annual discount for estimated timing of cash flows                 (508,000)
                                                                   ------------
Standardized measure of discounted future net cash flows           $    654,000
                                                                   ============


            CHANGES RELATING TO STANDARDIZED MEASURE OF DISCOUNTED
                      FUTURE NET CASH FLOWS (UNAUDITED)


                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
Sales, net of production costs                                     $   (153,000)
Net changes in prices                                                         -
Acquisition and improved recover, less related costs                          -
Revisions of previous quantity estimates                                (85,000)
Accretion of discount                                                    74,000
Net change in income taxes                                               80,000
                                                                   ------------
    Net change                                                     $    (84,000)
                                                                   ============



-------------------------------------------------------------------------------
                                                                           F-21